Exhibit 10.2
Supplementary Agreement

This supplementary agreement (hereinafter referred to as the “Supplementary Agreement”) is entered into on 1 July 2010 in Beijing by the following parties:

Party A: Shaanxi Techteam Jinong Humic Acid Product Co., Ltd. (hereinafter referred to as the “Transferee”), an enterprise incorporated in the People’s Republic of China, and its legal registered address is 3/F, A Block, Industry Office Tower, A District, No.181 Taibainan Road, Xi’an City, Shaanxi province, PRC and its legal representative is Li Tao; and

Party B: Qing Xin Jiang
ID No.: 110226196911182616

Party C: Qiong Jia
ID No.: 110226196703240324

The above Party B and Party C are called collectively as the “Transferors”. The Transferors and the Transferee are collectively called the “Parties” and respectively called as the “Party”.

Whereas,

(1)	Party A, Party B and Party C have entered into a share transfer contract (hereinafter referred to as the “Share Transfer Contract”) on 1 July 2010 in Beijing; and

(2)
China Green Agriculture, Inc. (the “CGA”), a company with its securities listing on New York Stock Exchange (“NYSE”), indirectly holds 100% equity interests of Shaanxi Techteam Jinong Humic Acid Product Co., Ltd; and

(3)
Party B holds 80% equity interests of Beijing Gufeng Chemical Products Co., Ltd. (hereinafter referred to as “Gufeng Chemical”) and Party C holds 20% equity interests of Gufeng Chemical. Party B and Party C can exercise all of their full rights as the shareholders of Gufeng Chemical; and

(4)
Beijing Gufeng Chemical Products Co., Ltd. holds 100% equity interests of Beijing Tianjuyuan Fertilizer Co., Ltd. (hereinafter referred to as “Tianjuyuan”) and can exercise all of its full rights as the sole shareholder of Tianjuyuan.

Therefore, Part A, Party B and Party C have reached the following supplementary clauses regarding the Share Transfer Contract:

1.	Party A, Party B and Party C agree to revise clause 3.1 under the Share Transfer Contract to the following:

Upon the final negotiation of Transferors and the Transferee, besides paying RMB60 million in cash to Transferors, the Transferee shall issue 2,275,931 restricted shares (as defined below) of CGA (the “Shares”) in the amount of RMB0.156 billion calculated on the following formula to Transferors and/or their designated two parties, namely, Ms. Cui Hua Zheng and Mr. Hong Xu Yang (Collectively, the “Purchasers”, individually, the “Purchaser”). The breakdown of the aggregate shares to be issued to the Purchasers is hereto attached to this Agreement as Exhibit A:

Shares to be issued to the Purchasers in the aggregate=RMB0.156 billion / 6.7858 (the middle price of US Dollar against RMB on the issuing day of the Shares) / USD10.101 (the average price of the closing price of the CGA shares for ten consecutive trading days immediately before the date of execution of Share Transfer Contract)

The Transferee shall pay 2,275,931 shares of CGA to the Transferors as of the execution date of Share Transfer Contract. However, the 2,275,931 shares of CGA shall be mutually escrowed by CGA and Transferee, and shall be paid to Transferors in the following ways:

(1)	1,365,558 shares of CGA shall be paid to Transferors and thereby issued to the Purchasers at the Closing Date of Share Transfer Contract (as defined in the Share Transfer Contract);

(2)	682,780 shares of CGA (“Escrowed Shares”) shall be respectively paid to Transferors and thereby issued to the Purchasers when each of the following two conditions is satisfied.

Condition 1: In accordance with the audited annual financial report issued by the Certified Public Accountant acknowledged by the Transferee, Gufeng Chemical achieves not less than RMB0.6 billion in net sales revenue for the fiscal year from July 1, 2010 to June 30, 2011(the “Anticipated 2011 NSR”).

Condition 2: In accordance with the audited annual financial report issued by the Certified Public Accountant acknowledged by the Transferee, Gufeng Chemical achieves not less than RMB72 million in net profit after tax for the fiscal year from July 1, 2010 to June 30, 2011(the “Anticipated 2011 NPAT”).

The Transferors can acquire 341,390 shares of CGA that is half of the Escrowed Shares when the Condition 1 is satisfied. In the event the Anticipated 2011 NSR is not achieved, the shares that Transferors can acquire in the year 2011 shall be adjusted according to the shortfall between the actual 2011 NSR and Anticipated 2011NSR, which shall provide that (a) if such shortfall is smaller than or equal to 20% of the Anticipated 2011 NSR, the Transferee or CGA shall have the right to deduct 113,797 shares of CGA from the Escrowed Shares; and (b) if such shortfall is larger than 20% of the Anticipated 2011 NSR and smaller than 40% of the Anticipated 2011 NSR, the Transferee or CGA shall have the right to deduct 227,593 shares of CGA from the Escrowed Shares; and (c) if such shortfall is larger than or equal to 40% of the Anticipated 2011 NSR, the Transferee or CGA shall have the right to deduct 341,390 shares of CGA from the Escrowed Shares and the Transferors can not achieve any Escrowed Shares in 2011.

The Transferors can acquire 341,390 shares of CGA that is half of the Escrowed Shares when the Condition 2 is satisfied. In the event the Anticipated 2011 NPAT is not achieved, the shares that Transferors can acquire in the year 2011 shall be adjusted according to the shortfall between the actual 2011 NPAT and Anticipated 2011 NPAT, which shall provide that (a) if such shortfall is smaller than or equal to 20% of the Anticipated 2011 NPAT, the Transferee or CGA shall have the right to deduct 113,797 shares of CGA from the Escrowed Shares; and (b) if such shortfall is larger than 20% of the Anticipated 2011 NPAT and smaller than 40% of the Anticipated 2011 NPAT , the Transferee or CGA shall have the right to deduct 227,593 shares of CGA from the Escrowed Shares; and (c) if such shortfall is larger than or equal to 40% of the Anticipated 2011 NPAT , the Transferee or CGA shall have the right to deduct 341,390 shares of CGA from the Escrowed Shares and the Transferors can not achieve any Escrowed Shares in 2011.

(3)
The remaining 227,593 shares of CGA (the “Remaining Escrowed Shares”) shall be paid to Transferors and thereby issued to the Purchasers when Gufeng Chemical legally owns the land use right located in the north of Tianjuyuan, with a total area of 71 Mu ( about 47,333.57 square meters), and also legally owns the house ownership on such land.

(4)
The Purchasers shall receive stock certificates and have economic disposal rights over the shares based on the number of shares set forth in the Exhibit B attached to this Supplementary Agreement pursuant to Section 1(1),(2) and (3) of this Agreement.

(5)	The Escrowed Shares and the Remaining Escrowed Shares shall include the shares of all Purchasers, whose shares shall be escrowed on the pro rato basis.

(6)
The Purchasers shall have the voting rights over the Escrowed Shares and the Remaining Escrowed Shares from the issuance date of such shares unless they forfeit any portion of such shares due to the failure to achieve the conditions set forth above in Sub-section 1(2) and/or (3).

2.
The Transferee hereto confirms that it will provide RMB0.1 billion to Gufeng Chemical as its working capital after the closing of the Share Transfer Contract. The specific time and way of such payment shall be then fixed by the Transferee.

3.	Representations and Warranties of the Transferors and Purchasers

Each of the Purchasers, as to himself or herself, hereby severally, and not jointly, represents, warrants and covenants that:

a)
Authority.  Such Purchaser has full power and authority to enter into and to perform this Agreement and the Share Transfer Contract in accordance with their terms and to consummate the transactions contemplated hereby and thereby. This Agreement and the Share Transfer Contract have been duly executed and delivered by such Purchaser and constitute valid and binding obligations of such Purchaser enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

b)
Experience.  Such Purchaser has such knowledge and experience in financial and business matter that it is capable of evaluating the merits and risks of the investment. Such Purchaser acknowledges that it can bear the economic risk of its investment. Such Purchaser believes it has received all the information he considers necessary or appropriate for deciding whether to purchase the Shares.  Such Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, assets and financial condition of the Company.

c)
Purchase Entirely for Own Account.  This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement such Purchaser hereby confirms, that the Shares to be received by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same.  By executing this Agreement, such Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

d)	Accredited Investor. Such Purchaser is an “accredited Investor” within the meaning of Rule 501(a) under the Securities Act.

e)
Restricted Securities.  Such Purchaser understands that the securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Securities must be held indefinitely.  In this connection, such Purchaser represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

f)
Legends.  It is understood that the certificates evidencing the Securities may bear the following legend until such time, if any, as (A) the Securities are sold in compliance with Rule 144 under the Securities Act (or a comparable successor provisions) or pursuant to an effective registration statement under the Securities Act or (B) the Company receives an opinion of counsel reasonably acceptable to it to the effect that such legend may be removed:

“THESE SECURITIES HAVE NOT BEEN REGISTEREDUNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEYMAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED,HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EXEMPTION PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.”

Such Purchaser also understood that such certificates may bear any legend required by the securities laws of any state or other governmental or regulatory agency having authority over the issuance of the Securities.

4.
This Supplementary Agreement shall be an integral part of the Share Transfer Contact and shall have the same legal effect as the Share Transfer Contact. The Share Transfer Contact and this Supplementary Agreement are both legally binding on the Parties hereto. In case of any discrepancy between this Supplementary Agreement and the Share Transfer Contact, this Supplementary Agreement shall prevail. Any amendment and supplement to Supplementary Agreement and/or Share Transfer Contact shall achieve the mutual consent of Parties hereto.

5.
This Supplementary Agreement shall be effective after it is duly executed and (or) sealed by each Party hereto. The conclusion, validity, interpretation, performance and controversy of this Supplementary Agreement shall be governed by the Law of New York State, United States. Any provision of this Supplementary Agreement that is invalid or unenforceable due to the laws and regulations shall not affect the validity of other provisions hereof.

6.	This Supplementary Agreement is executed in Chinese in four (4) sets of original. Each Party hereto shall each hold one (1) set of original.

The parties hereto have caused this Supplementary Agreement to be executed by the following Parties as of the date first above written.

Party A: Shaanxi Techteam Jinong Humic Acid Product Co., Ltd.
(Seal)

Authorized Representative
(Signature):	/s/ Tao Li

Party B: Qing Xin Jiang
(Signature):	/s/ Qing Xin Jiang

Party C: Qiong Jia
(Signature):	/s/ Qiong Jia

China Green Agriculture, Inc. hereby confirms that it acknowledges the responsibilities it shall be bearing in this Supplementary Agreement.

Chairman or CEO (Signature):	/s/ Tao Li

Exhibit A
Shares to be issued to the Purchasers:

	RMB value of the Shares as of the date of the Agreement	Number of Shares to be issued to as of the date of the Agreement, including the Escrowed Shares and Remaining Escrowed Shares
Qing Xin Jiang	115,000,000	1,677,769
Cui Hua Zheng	20,500,000	299,081
Hong Xu Yang	20,500,000	299,081

Exhibit B
Specific shares to be delivered to the Purchasers pursuant to Section 1(1), (2) and (3) of this Supplementary Agreement:

(a) shares to be delivered to the Purchasers pursuant to Section 1(1)

Number of shares to be delivered to Purchasers when the condition under the Section 1(1) is met.
Qing Xin Jiang	1,006,660
Cui Hua Zheng	179,449
Hong Xu Yang	179,449

(b) shares to be delivered to the Purchasers when the Condition 1 under the Section 1(2) is met:

Number of shares to be delivered to Purchasers when the Condition 1 under the Section 1(2) is met.
Qing Xin Jiang	251,666
Cui Hua Zheng	44,862
Hong Xu Yang	44,862

(b) shares to be delivered to the Purchasers when the Condition 2 under the Section 1(2) is met:

Number of shares to be delivered to Purchasers when the Condition 2 under the Section 1(2) is met
Qing Xin Jiang	251,666
Cui Hua Zheng	44,862
Hong Xu Yang	44,862

 (d) shares to be delivered to the Purchasers when the condition under the Section 1(3) is met:

Number of shares to be delivered to Purchasers when the condition under the Section 1(3) is met.
Qing Xin Jiang	167,777
Cui Hua Zheng	29,908
Hong Xu Yang	29,908